Exhibit 5.1

OPINION OF GCA LAW PARTNERS LLP

March 13, 2019

Finjan Holdings, Inc.
2000 University Avenue, Suite 600
East Palo Alto, CA 94303

Re:  Registration Statement on Form S‑8

Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Finjan Holdings, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,378,432 shares of common stock, $0.0001 par value per share, reserved for issuance under the Amended and Restated 2014 Equity Incentive Plan (which plan is referred to herein as the “Plan” and which shares of common stock are collectively referred to herein as the “Shares”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

GCA LAW PARTNERS LLP

/s/ GCA Law Partners LLP